Exhibit 99.1

Joe’s Jeans Reports 4th Quarter 2011 Net Sales Increase of 8% to $25.4 Million

LOS ANGELES, CALIFORNIA, February 28, 2012 — Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the fourth quarter ended November 30, 2011.  Highlights were:

•                  Consolidated fourth quarter net sales increased 8% to $25.4 million;

•                  Sales from our retail stores increased 44%;

•                  Retail same store sales increased 12%;

•                  Sales from the Company’s retail stores represented 23% of overall net sales for the fourth quarter of fiscal 2011; and

•                  Sales from our wholesale division were flat.

For the fourth quarter ended November 30, 2011, overall net sales were $25.4 million compared to $23.6 million from the prior year comparative period, or an 8% increase.  Our overall gross profit for the quarter increased to $11.7 million from $11.5 million in the prior year comparative period, or a 1% increase.  Our overall gross margin in the fourth quarter of fiscal 2011 was 46% compared to 49% in the prior year fourth quarter.  Our fourth quarter of fiscal 2011 gross margin was lower due to lower gross margins in our wholesale business. Operating expense in the fourth quarter of fiscal 2011 was $11.8 million compared to $9.6 million a year ago.  Operating expenses increased primarily as a result of a $1.8 million increase in advertising and professional fees. Marc Crossman, President and Chief Executive Officer, commented, “Our net income was impacted by the advertising and related expenses associated with the launch of our “55 Colors” campaign. As evidenced by our sales, the campaign and the associated product are having a very positive impact on our business.” Crossman continued, “With a majority of the advertising commitments already underway, we expect advertising costs to decrease in future quarters.” We incurred a net loss of $268,000 compared to operating income of $817,000 in the prior year comparative period and fully diluted loss per share of $0.00 for the fourth quarter of fiscal 2011 compared to earnings per share of $0.01 in same period a year ago.

Retail

Net sales from our retail segment in the fourth quarter increased 44% to $5.9 million compared to $4.1 million in the prior year comparative period, representing 23% of the Company’s consolidated net sales.  The growth in retail sales was driven by revenue contribution from growing our store base from 17 to 22 stores in the comparative periods and a 12% same store sales increase.  Gross margins for our retail segment increased to 65% from 61% in the year ago period.  Retail operating expense increased as a result of additional expenses associated with expanding our store base compared to the prior year period.  Overall, for the fourth quarter, we had operating income of $496,000 compared to operating loss of $145,000 a year ago for our retail segment.

Mr. Crossman commented, “We commenced the quarter with the opening of our flagship store in New York City and continued on an upward trajectory for the entire quarter. In fact, our same store sales for the first quarter of 2012 are tracking at the same pace we saw in the fourth quarter. With the improved performance of our retail stores across all metrics, we expect to speed up the pace of our retail roll out.”

Wholesale

Net sales for our wholesale segment in the fourth quarter of fiscal 2011 were flat with the prior year fourth quarter at $19.5 million.  Within our wholesale business, our men’s and international sales channels experienced growth, while the women’s sales channel decreased from the comparative quarter albeit at a slower pace than the past several quarters.  Gross margins for our wholesale segment were 40% for the fourth quarter of fiscal 2011 compared to 46% in the prior year comparable quarter and were impacted by sales of items previously marked to market and the temporary shifting of production to the U.S. from Mexico to fulfill demand for our “55 Colors” denim program.

Mr. Crossman commented, “Our men’s and international business continue to perform well and deliver increases.”  Crossman continued, “We believe that our women’s product offerings with renewed emphasis on fashion in innovative fabrics, prints and colors, a revamped core line and great collection items will bode well for future quarters.”  For the fourth quarter, wholesale operating expense increased by $270,000 to $3.2 million on a year over year basis.  As a result of our reduced gross margin, our wholesale operating income declined to $4.7 million in the fourth quarter of fiscal 2011 compared to $6.1 million in the prior year comparative period.

Corporate and Other

For the fourth quarter of fiscal 2011, our corporate and other expenses were $5.3 million compared to $4.1 million in the fourth quarter a year ago.  Corporate and other expenses increased due advertising expenses to support and generate brand awareness of our “55 Colors” ad campaign and increases in professional fees in the fourth quarter of fiscal 2011 that we did not have in the fourth quarter of fiscal 2010. These increases were partially offset by reductions in employee expenses.

The Company will host a conference call on Tuesday, February 28, 2012 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the fourth quarter and fiscal year ended November 30, 2011.

To access the live call, please dial 1-(866) 783-2143 (U.S.) or (857) 350-1602 (International).  The conference ID number and participant passcode is 43608324 and is titled the “Q4 2011 Joe’s Jeans Inc. Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 6:30 p.m. Eastern Time on February 28, 2012 until 11:59 p.m. Eastern Time on March 6, 2012 by dialing 1-(888) 286-8010 (U.S.) or (617) 801-6888 (International) and using the conference passcode 24164955.  In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

JOE'S JEANS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended
	November 30, 2011	November 30, 2010
	(unaudited)
Net sales	$25,388	$23,565
Cost of goods sold	13,674	12,021
Gross profit	11,714	11,544

Operating expenses
Selling, general and administrative	11,564	9,363
Depreciation and amortization	281	239
	11,845	9,602
Operating (loss) income	(131)	1,942
Interest expense	119	135
(Loss) income before taxes	(250)	1,807
Income tax provision	18	990
Net (loss) income	$(268)	$817

(Loss) earnings per common share - basic	$(0.00)	$0.01

(Loss) earnings per common share - diluted	$(0.00)	$0.01

Weighted average shares outstanding
Basic	64,391	63,169
Diluted	64,391	64,593

The following table sets forth certain segment information for the three months ended November 30, 2011 and 2010, respectively:

JOE'S JEANS INC. AND SUBSIDIARIES

Q4 Segment Results

(in thousands)

	Three months ended
	November 30, 2011	November 30, 2010
	(unaudited)
Net sales:
Wholesale	$19,512	$19,486
Retail	5,876	4,079
	$25,388	$23,565

Gross Profit:
Wholesale	$7,875	$9,039
Retail	3,839	2,505
	$11,714	$11,544

Operating (loss) income :
Wholesale	$4,715	$6,149
Retail	496	(145)
Corporate and other	(5,342)	(4,062)
	$(131)	$1,942

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe’s® brand and related trademarks.  More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.  The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Joe’s® brand in the marketplace; successful implementation of any growth or strategic plans, including changes and new product offerings; effective inventory management; the Company’s ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of its operations, which access may be adversely impacted by a number of factors, including the reduced availability of credit generally and the substantial tightening of the credit markets, including lending by financial institutions, who are sources of credit for the Company, the recent increase in the cost of capital, the level of the Company’s cash flows, which will be impacted by the level of consumer spending and retailer and consumer acceptance of its products; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s third party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks.  The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release.  The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company  undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Joe’s Jeans Inc.

Hamish Sandhu

323-837-3700 x 304

(Investor Relations)

Alejandra Dibos

alejandra@joesjeans.com

(Press)